FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
 Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS THIRD-QUARTER 2016 RESULTS

PROVO, Utah — Nov. 3, 2016 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced third-quarter revenue above guidance at $604.2 million, compared to $571.3 million in the prior-year period. Quarterly revenue improved 6 percent, or 4 percent on a constant-currency basis. Earnings per share for the quarter were $0.98 and included a $0.09 positive impact from closing operations in Venezuela. Earnings per share in the prior-year period were $0.28 and were negatively impacted by several factors, including a $0.43 per share inventory write down.

"We are pleased that we exceeded guidance and posted year-over-year growth during the quarter," said Truman Hunt, president and chief executive officer. "We introduced ageLOC Youth in South Korea in the quarter and saw continued enthusiasm around the globe for our latest ageLOC products. We produced double-digit gains in North Asia and Greater China and posted growth in each of our regions with the exception of South Asia/Pacific, where a significant limited-time offer in the prior year made for a difficult comparison. We also generated modest growth in sales leaders globally."

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

Regional Results

The company's regional revenue results for the three-month periods ended September 30 are presented in the following table (in thousands).

	2016	2015	% Change	Constant Currency % Change

Greater China	$216,460	$188,669	15%	20%
North Asia	208,677	167,748	24%	14%
South Asia/Pacific	70,867	108,857	(35%)	(36%)
Americas	71,250	70,775	1%	3%
EMEA	36,908	35,259	5%	5%

Total	$604,162	$571,308	6%	4%

The company's regional revenue results for the nine-month periods ended September 30 are presented in the following table (in thousands).

	2016	2015	% Change	Constant Currency % Change

Greater China	$611,887	$576,172	6%	11%
North Asia	525,771	512,757	3%	---*
South Asia/Pacific	226,742	247,697	(8%)	(5%)
Americas	204,882	234,115	(12%)	(8%)
EMEA	107,186	104,108	3%	4%

Total	$1,676,468	$1,674,849	---*	2%
*Less than a 1% change.

The Company's regional actives and sales leaders statistics are presented in the following table.

	As of September 30, 2016		As of September 30, 2015		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	257,000	30,617	211,000	25,044	22%	22%
North Asia	334,000	18,688	374,000	18,038	(11%)	4%
South Asia/Pacific	116,000	7,213	120,000	9,925	(3%)	(27%)
Americas	171,000	6,660	178,000	7,962	(4%)	(16%)
EMEA	121,000	4,104	110,000	4,120	10%	---*

Total	999,000	67,282	993,000	65,089	1%	3%
*Less than a 1% change.

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

Operational Performance

The company's operating margin for the quarter was 13.6 percent, compared to 7.4 percent in the prior-year period. Gross margin for the quarter was 79.2 percent, compared to 73.3 percent in the prior-year quarter. Comparisons for both gross and operating margins were impacted by the China inventory charge in the third quarter of 2015. Selling expenses, as a percent of revenue, were 42.3 percent, compared to 42.1 percent in the prior-year period. General and administrative expenses, as a percent of revenue, were 23.3 percent, compared to 23.8 percent in the prior-year period. The company incurred a loss in Other Income/Expense of $5.7 million compared to $14.4 million in the prior-year period. The company's effective income tax rate for the quarter was 25.8 percent, compared to 42.1 percent in the third quarter of last year. The decrease in the effective tax rate is the result of a tax benefit from closing operations in Venezuela. Dividend payments during the quarter were $19.9 million, and the company repurchased $17.4 million of its outstanding shares, with $405 million remaining in the authorized share repurchase plan at the end of the quarter.
Outlook
"We are raising our guidance for the year given strong results in the third quarter," said Hunt. "Fourth-quarter promotional activities are focused on driving consumer loyalty. South Korea and South Asia will run ageLOC Me incentives, the Americas will launch ageLOC Me, and Japan and South Korea will launch ageLOC Youth. In addition, we have chosen to push the launch of ageLOC Me in the Greater China region to January of 2017.
 "Toward the end of the quarter we began deploying funds to repurchase stock, and anticipate that by the end of 2016 we will have utilized the $210 million acquired through the convertible note investment made by Ping An Securities," concluded Hunt.
"We are raising our revenue guidance for the year to $2.23 to $2.25 billion assuming a negative currency impact of approximately 2 percent," said Ritch Wood, chief financial officer. "For the fourth quarter, we project revenue of $550 to $570 million including a negative currency impact of 0 to 2 percent. We project fourth-quarter earnings per share of $0.77 to $0.81. We look forward to discussing our 2017 plans with shareholders at our annual investor day to be held on December 7, 2016 in New York," concluded Wood.

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

The Nu Skin management team will host a conference call with the investment community on Nov. 3, 2016 at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Nov. 18, 2016.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions in more than 50 markets worldwide. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. Since its introduction in 2008, the ageLOC brand has generated more than $5 billion in sales, and built a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.
Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives, sales force, consumers and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue growth is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company's performance.  It is calculated by translating the current period's revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's revenue.

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$604,162	$571,308

Cost of sales	125,863	152,755

Gross profit	478,299	418,553

Operating expenses:
Selling expenses	255,274	240,260
General and administrative expenses	140,651	135,752
Total operating expenses	395,925	376,012

Operating income	82,374	42,541

Other income, net	(5,695)	(14,428)
Income before provision for income taxes	76,679	28,113
Provision for income taxes	19,807	11,846

Net income	$56,872	$16,267

Net income per share:
Basic	$1.02	$0.28
Diluted	$0.98	$0.28

Weighted average common shares outstanding:
Basic	55,983	57,725
Diluted	57,852	58,663

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$1,676,468	$1,674,849

Cost of sales	391,937	368,073

Gross profit	1,284,531	1,306,776

Operating expenses:
Selling expenses	699,196	713,714
General and administrative expenses	415,014	410,074
Total operating expenses	1,114,210	1,123,788

Operating income	170,321	182,988

Other (expense), net	(19,618)	(29,454)
Income before provision for income taxes	150,703	153,534
Provision for income taxes	45,802	56,328

Net income	$104,901	$97,206

Net income per share:
Basic	$1.87	$1.66
Diluted	$1.85	$1.63

Weighted average common shares outstanding:
Basic	55,963	58,403
Diluted	56,586	59,565

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Nu Skin Enterprises, Inc.
Nov. 3, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$516,994	$289,354
Current investments	15,603	14,371
Accounts receivable	35,985	35,464
Inventories, net	253,350	265,256
Prepaid expenses and other	160,537	101,947
	982,469	706,392

Property and equipment, net	451,571	454,537
Goodwill	114,954	112,446
Other intangible assets, net	65,408	67,009
Other assets	137,413	165,459
Total assets	$1,751,815	$1,505,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,490	$28,832
Accrued expenses	337,562	310,916
Current portion of long-term debt	73,328	67,849
	451,380	407,597

Long-term debt	356,298	181,745
Other liabilities	89,726	90,880
Total liabilities	897,404	680,222

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	431,563	419,921
Treasury stock, at cost	(1,047,975)	(1,017,063)
Accumulated other comprehensive loss	(68,523)	(71,269)
Retained earnings	1,539,255	1,493,941
	854,411	825,621
Total liabilities and stockholders' equity	$1,751,815	$1,505,843

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